Box Hill Systems Corp.
                                            161 Avenue of the Americas
                                            New York, NY 10013
                                            (NYSE: BXH)





At Box Hill Systems Corp.          At The Financial Relations Board
Robert Rebmann                     Doug DeLieto    Joel Herskovitz
Chief Financial Officer            (General info.) (Analyst info.)
(212) 989-4455                     Alicia Nieva-Woodgage
                                   (Media info.)
                                   (212) 661-8030


      BOX HILL'S CEO TO TAKE SHORT-TERM MEDICAL LEAVE OF ABSENCE


May 11, 1998,  New York,  NY--Box Hill Systems  Corp.  (NYSE:
BXH), today announced that its CEO, Mr. Philip Black, age 43, plans to take a short-term medical leave of absence from his duties at the Company.

Mr. Black plans to undergo surgery within the next three weeks to reconstruct a cardiac mitral valve and is expected to make a full recovery. Typical recovery time for this procedure is three to four weeks. He will resume his normal duties following the recovery period. In the interim, the Company's Chairman and founder, Dr. Benjamin Monderer, will head up the executive management committee that will assume Mr. Black's responsibilities during his absence. It is anticipated that Mr. Black will be available to executive management prior to his return.

Box Hill Systems Corp. (NYSE: BXH) is the leading, full-service provider of high-availability, mission-critical storage and backup solutions that are bigger, faster and smarter than industry competition. Box Hill is recognized worldwide by a customer base that includes many of the largest financial, telecommunications, government and university research institutions in the world. Box Hill's home page is www.boxhill.com.

Certain statements contained in this press release, including statements regarding the anticipated development and expansion of Box Hill Systems Corp.'s (the "Company") business, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company and the products it expects to offer and other statements contained herein regarding matters that are not historical facts, are




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"forward  looking"  statements  within  the  meaning  of  the
Private  Securities   Litigation  Reform  Act.  Because  such
statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, among others: rapid technological change, frequent new product introductions, evolving industry standards and changing customer preferences in the Open Systems storage market. In addition, the Company's business and results of operations are subject to numerous additional risks and
uncertainties,   including   availability  and  cost  of  key
components; dependence on a limited number of customers; reliance on the financial services and telecommunications industries; ability to attract, train, retain and motivate qualified management, technical, manufacturing, sales and support personnel; demand on administrative, operational,
financial,   manufacturing,   sales  and   customer   service
resources caused by the Company's growth and expansion; and the Company's ability to protect its proprietary software and other intellectual property rights. All forward looking statements speak only as of the date on which they are made. Box Hill undertakes no obligation to update such statements to reflect events which occur or circumstances which exist after the date on which they are made.

     For more information on Box Hill Systems Corp. via fax at no charge,
        please dial 1-800-PRO-INFO and enter ticker symbol BXH,
            or visit Box Hill's web site at www.boxhill.com

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